                                                                     Exhibit 5.1


                                                 [MAYER, BROWN, ROWE & MAW LOGO]


June 1, 2004                                        Mayer, Brown, Rowe & Maw LLP
                                                       190 South La Salle Street
                                                   Chicago, Illinois  60603-3441

Ispat Inland ULC                                         Main Tel (312) 782-0600
c/o Ispat Inland Inc.                                    Main Fax (312) 701-7711
3210 Watling Street                                       www.mayerbrownrowe.com
East Chicago, Indiana 46312


Re:      Ispat Inland ULC
         Registration Statement on Form F-4 and S-4

Ladies and Gentlemen:

         We have acted as United States counsel to Ispat Inland ULC, a Nova Scotia unlimited liability company (the "Company"), to Ispat Inland Inc., Burnham Trucking Company, Inc., Incoal Company, Ispat Inland Mining Company, Ispat Inland Service Corp., Ispat Inland, L.P. and Ispat Inland Finance, LLC (the "U.S. Guarantors") and to 3019693 Nova Scotia U.L.C. (the "Canadian Guarantor"), pursuant to a registration statement on Form F-4 and S-4 (the "Registration Statement") of $150,000,000 Senior Secured Floating Rate Notes due 2010 of the Company and $650,000,000 9-3/4% Senior Secured Notes due 2014 of the Company (collectively, the "Notes"), and the guarantees thereof (the "Guarantees") by the U.S. Guarantors and the Canadian Guarantor.

         In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company and the U.S. Guarantors and the Canadian Guarantor as we have deemed necessary or appropriate. We have also assumed without verification that (i) each of the Company and the Canadian Guarantor has been duly incorporated under the laws of Nova Scotia, Canada and is an existing unlimited liability company in good standing under the laws of Nova Scotia, Canada, (ii) each of the documents referred to herein to which each of Company and the Canadian Guarantor is a party has been duly authorized, executed and delivered by such company and, except as set forth in the opinions expressed below as to New York law, constitutes a valid and legally binding obligation of the Company or the Canadian Guarantor, as the case may be, enforceable against such company, (iii) the indenture governing the Notes has been duly authorized, executed and delivered by the Trustee (as defined therein), and (iv) the execution, delivery and performance of such documents by the Company and the Canadian Guarantor will not conflict with any provision of law (other than the Federal laws of the United States and the laws of the State of New York) applicable to such company.

         We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents,


--------------------------------------------------------------------------------
    Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C. Independent Mexico City
            Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Mayer, Brown, Rowe & Maw LLP


Ispat Inland ULC
June 1, 2004
Page 2


records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

         Based upon the foregoing, we are of the opinion that:

         (i) assuming the due authorization for issuance by the Company, when the Notes are duly executed, authenticated, issued and delivered in accordance with the indenture governing the Notes, the Notes will be legally issued and will constitute valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity);

         (ii) the Guarantees have been duly authorized for issuance by the U.S. Guarantors and when the Guarantees are duly executed, authenticated, issued and delivered in accordance with the indenture governing the Notes, the Guarantees will be legally issued and will constitute valid and legally binding obligations of the U.S. Guarantors, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity); and

         (ii) assuming the due authorization for issuance by the Canadian Guarantor, when the Guarantee is duly executed, authenticated, issued and delivered in accordance with the indenture governing the Notes, the Guarantee will be legally issued and will constitute the valid and legally binding obligation of the Canadian Guarantor, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity).

         We are admitted to practice law in the States of Illinois and New York and we express no opinions as to matters under or involving any laws other than the laws of the States of Illinois and New York, the federal laws of the United States of America and the corporate laws of the State of Delaware.

Mayer, Brown, Rowe & Maw LLP


Ispat Inland ULC
June 1, 2004
Page 3


         We consent to the filing of this opinion as an exhibit to the registration statement relating to the Notes and to the reference to us under the caption "Legal Matters".



                                  Very truly yours,



                                  /s/ MAYER, BROWN, ROWE & MAW LLP